EXHIBIT 10.30


                      [LETTERHEAD OF THE COCA-C0LA COMPANY]


                             October 24, 2002

                                                                   CONFIDENTIAL


Mr. Carl Ware
Atlanta, Georgia 30331

        Re:     Your Retirement from The Coca-Cola Company (the "Company")

Dear Carl:

     This is to confirm the terms of your upcoming retirement from the Company, effective as of February 1, 2003:

     1. You will resign from your officership effective, January 31, 2003, and retire from the Company effective, February 1, 2003.

     2. Upon your retirement, the restrictions on the 176,000 restricted shares granted to you pursuant to the 1983 Restricted Stock Plan will be released, subject to applicable tax withholdings, and delivered to you as soon as reasonably practicable thereafter, according to the terms of the 1983 Plan. You will be provided a gross-up for federal and state taxes pursuant to the terms of the 1983 Restricted Stock Plan on these shares.

     3. Upon your retirement and subject to the approval of the Compensation Committee of the Company's Board of Directors, the Company will release the restrictions on the 36,000 restricted shares granted to you pursuant to the 1989 Restricted Stock Plan, and deliver such shares to you, subject to applicable tax withholdings, as soon as reasonably practicable thereafter.

     4. You will forfeit the 125,000 performance-based restricted shares granted to you pursuant to the 1989 Restricted Stock Plan, in accordance with the terms of the grant.

     5. As provided under the terms of the Plans, all stock options you have held in the Company since February 1, 2002 will become fully vested upon your retirement and will remain exercisable until the original expiration date stated in each plan.

Mr. Carl Ware
Page 2



     6. You will be eligible for payment of an Annual Incentive bonus for your performance in 2002, in accordance with the terms of the Executive Performance Program, and Executive Incentive Plan and payable when and as such bonuses are paid to other executives in the Company.

     7. You will be eligible for prorated performance periods in progress under the Long Term Incentive Plan, in accordance with the terms of the Plan and payable when and as such payments are made to other executives in the Company.

     8. Any payments made to you under the Executive Performance Program, the Executive Incentive Plan or the Long Term Incentive Plan will be made subject to applicable withholding taxes.

     9. Upon the retirement and subject to the approval of the Compensation Committee of the Company's Board of Directors in February 2003, the Company will pay you a lump sum cash payment of $600,000, less applicable taxes, in recognition of your special service to the Company.

     10. The Company will grant title and possession to you of the mobile telephones and laptop computer currently assigned to you. The fair market value of these items will be personal income to you.

     11. You will become eligible to participate in all retiree medical, dental, vision and prescription drug coverage plans as of February 1, 2003, and all other benefits and opportunities normally available to retirees in good standing of the Company.

     12. In the event of your death, all payments and benefits payable to you will be made in accordance with the terms of the applicable plans or, if no applicable plan, to your estate.

     13. As we desire to continue to use your services as a senior advisor after your retirement, the Company will enter into a three-year consulting agreement with you, beginning March 1, 2003, at the annual rate of $225,000. The terms of our agreement will be outlined and agreed at a later date.

Mr. Carl Ware
Page 3



     No letter of this kind can begin to express our appreciation for the long and loyal service you have rendered to and on behalf of the Company. Please accept my personal thanks on behalf of all your many friends and colleagues at The Coca-Cola Company.

                                        Sincerely,



                                        /s/ Douglas N. Daft



Accepted and agreed to this

7th day of November, 2002


/s/ Carl Ware